UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 12, 2017

MaxLinear, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34666	14-1896129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5966 La Place Court, Suite 100, Carlsbad, California 92008
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (760) 692-0711
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On May 12, 2017, MaxLinear, Inc. (“MaxLinear” or the “Company”) filed a Current Report on Form 8-K (the “Form 8-K”) disclosing that pursuant to the March 28, 2017 Agreement and Plan of Merger (the “Merger Agreement”) between MaxLinear, Eagle Acquisition Corporation (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of MaxLinear, and Exar Corporation (“Exar”), Purchaser merged with and into Exar, with Exar surviving as a wholly-owned subsidiary of the Company, following acceptance of validly tendered shares of Exar's common stock pursuant to a cash tender offer by Purchaser for a purchase price of $13.00 per share (the “Offer Price”), net to the holders thereof in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings, upon the terms and conditions set forth in the offer to purchase dated April 13, 2017 (the “Offer to Purchase”) filed with the United States Securities and Exchange Commission as Exhibit (a)(1)(A) to the Tender Offer Statement on Schedule TO (the “Schedule TO”), and in the related letter of transmittal (the “Letter of Transmittal”), filed as Exhibit (a)(1)(B) to the Schedule TO, which, together with any other related materials, collectively constituted the “Offer.” MaxLinear also assumed certain of Exar's outstanding stock-based awards and settled the remaining stock-based awards in cash as part of the merger.
The aggregate cash paid by Purchaser in the Offer and Merger was approximately $688.1 million, including $12.7 million paid to settle Exar's outstanding stock-based awards that were not assumed by MaxLinear. The Company also assumed certain stock-based awards from Exar Corporation in the Merger. The Company provided Purchaser with sufficient funds to purchase all Shares validly tendered in the Offer and not validly withdrawn and to make payments in respect of the remaining shares upon their conversion in the Merger.
The Company funded the acquisition of the Shares in the Offer and the Merger from its available cash on hand, cash on hand at Exar, and net proceeds from borrowings under a Credit Agreement (the “Credit Agreement”), by and among the Company, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent. The Credit Agreement provides for a secured term B loan facility (the “Initial Term Loan”) in an aggregate principal amount of $425.0 million. The Initial Term Loan was fully drawn at the closing of the merger and the proceeds of the Initial Term Loan were used to finance the Offer (as defined below) and the Merger (as defined below) and pay fees and expenses incurred in connection therewith.
This amendment to the Form 8-K, or Form 8-K/A, is being filed for the purpose of satisfying MaxLinear's undertaking to file the financial statements and pro forma condensed combined financial statements required by Item 9.01 of Form 8-K, and this Form 8-K/A should be read in conjunction with the Form 8-K. Except as set forth herein, no modifications have been made to information contained in the Form 8-K, and MaxLinear has not updated any information contained therein to reflect events that have occurred since the date of the Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The unaudited condensed consolidated financial statements of Exar Corporation as of April 2, 2017 and March 27, 2016 and for the three months then ended and related notes thereto, and the audited consolidated financial statements of Exar Corporation as of April 2, 2017 and March 27, 2016, and for each of the three years in the period ended April 2, 2017, the notes related thereto and the related report of independent auditors are filed as Exhibit 99.1 to this report. The consent of independent auditors is attached as Exhibit 23.1 hereto.

(b) Pro Forma Financial Information.

The unaudited pro forma condensed combined balance sheet as of March 31, 2017 and the unaudited pro forma condensed combined statements of operations of MaxLinear, Inc. and Exar Corporation for the year ended December 31, 2016 and for the three months ended March 31, 2017, and the notes related thereto, are filed as Exhibit 99.2 to this report.

(c) Exhibits.

Exhibit	Description
23.1	Consent of Independent Auditors
99.1
Consolidated financial statements of Exar Corporation and Subsidiaries as of April 2, 2017 and March 27, 2016 and for the three months ended April 2, 2017 and March 27, 2016 (unaudited) and for the fiscal years ended April 2, 2017, March 27, 2016 and March 29, 2015

99.2
Pro forma condensed combined financial statements of MaxLinear, Inc. and Exar Corporation and Subsidiaries as of March 31, 2017 (unaudited) and for the three months then ended (unaudited) and for the year ended December 31, 2016 (unaudited)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	July 24, 2017	MAXLINEAR, INC.

(Registrant)

		By:	/s/ Adam C. Spice
Adam C. Spice
Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description
23.1	Consent of Independent Auditors
99.1
Consolidated financial statements of Exar Corporation and Subsidiaries as of April 2, 2017 and March 27, 2016 and for the three months ended April 2, 2017 and March 27, 2016 (unaudited) and for the fiscal years ended April 2, 2017, March 27, 2016 and March 29, 2015

99.2
Pro forma condensed combined financial statements of MaxLinear, Inc. and Exar Corporation and Subsidiaries as of March 31, 2017 (unaudited) and for the three months then ended (unaudited) and for the year ended December 31, 2016 (unaudited)